Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $1.00 par value per share	Rules 457(c) and 457(f)(1)	170,535,480(1)	N/A	$3,143,773,500.00(2)	$0.00014760	$464,020.97
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					$3,143,773,500.00		464,020.97
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$464,020.97

(1)	Represents the estimated maximum number of shares of common stock, par value $1.00 per share, of Healthpeak Properties, Inc. (“Healthpeak” and such shares, the “Healthpeak common stock”) issuable pursuant to the company merger described in the joint proxy statement/prospectus that forms a part of the accompanying registration statement (the “Company Merger”). The number of shares of Healthpeak common stock being registered is based on the product of (x) the sum of (i) 238,864,900 shares of beneficial interest, par value $0.01 per share, of Physicians Realty Trust (“Physicians Realty Trust” and such shares, the “Physicians Realty Trust common shares”) issued and outstanding as of December 12, 2023, including approximately 373,958 Physicians Realty Trust restricted shares, (ii) 2,759,046 Physicians Realty Trust common shares, representing the approximate maximum number of shares underlying Physicians Realty Trust performance-vesting restricted stock units (assuming maximum performance), (iii) 361,029 shares of Physicians Realty Trust common shares, representing Physicians Realty Trust restricted stock units, (iv) 9,815,892 Physicians Realty Trust common shares issuable upon exchange of Physicians Realty L.P. OP Units that may be exchangeable in connection with the Company Merger and (v) 20,000 Physicians Realty Trust common shares issuable in connection with Physicians Realty Trust’s dividend reinvestment and share purchase plan (calculated, as applicable, using the average of the high and low prices for shares of Physicians Realty Trust common shares on December 12, 2023 ($12.425 per share)), each of (i), (ii), (iii) and (iv), rounded up to the nearest million, collectively equaling 253,020,000, multiplied by (y) the exchange ratio of 0.674 shares of Healthpeak common stock for each Physicians Realty Trust common shares.

(2)	The maximum aggregate offering price is calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for Physicians Realty Trust common shares as reported on the New York Stock Exchange on December 12, 2023 ($12.425 per share), multiplied by the estimated maximum number of Physicians Realty Trust common shares, as calculated in accordance with footnote 1 (253,020,000), that may be exchanged or converted for shares of the Healthpeak common stock being registered.